Seneca Resources Corporation
Announces Record First Quarter Results

          (January 26, 2001) Buffalo, New York: Seneca Resources Corporation ("Seneca"), the exploration and production subsidiary of National Fuel Gas Company (NYSE: NFG), today announced record results for its first quarter of fiscal year 2001 which ended December 31, 2000.

          Among the records set in the first quarter are total revenue of $101.3 million and net income of $23.0 million, or $0.58 per share. Compared to first quarter of fiscal 2000, total revenues increased by $51.3 million, or 102%, and net income increased by $15.0 million, or 187%. Higher commodity prices for oil and natural gas contributed significantly to the record earnings. Average oil prices (before hedging) rose 34% to $28.31 per barrel (BBL) and natural gas prices (before hedging) rose 131% to $6.10 per thousand cubic feet (MCF).

           Production for the quarter increased 21% from last year to 19.7 billion cubic feet equivalent (BCFE). Production gains in both Canada and California were partially offset by a decline in Seneca's Gulf Coast gas production. Delays in placing new platforms on production until the end of the quarter accounted for most of the unexpected decline in the Gulf Coast production. However, as of January 15, 2001 three of these new platforms had been placed on production and were producing at a rate of approximately 23 million cubic feet (MMCF) per day and 630 BBL per day net to Seneca. In addition, South Marsh Island 122 was placed on production on January 23, 2001, producing approximately 2,300 BBL of oil per day and 0.7 MMCF of gas per day.

          General and administrative (G & A) expenses per thousand cubic feet equivalent (MCFE) and lease operating expenses (LOE) per MCFE have increased from last year by 100% and 56%, respectively. Increased costs associated with National Fuel Exploration Corp., higher natural gas and electric costs expense, and higher production taxes resulted in higher LOE. Production taxes in Canada alone accounted for $2.4 million or $0.12 MCFE of LOE. A management review of all expenses is currently underway. We anticipate a reduction in these costs over the next six months. *

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Seneca Resources
First Quarter FY2001 Results
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           Hedging expense for the quarter was $14.9 million or $12.5 million higher than during the first quarter of fiscal 2000. This included a credit for the accrued expense of $9.67 million taken during the fiscal year that ended September 30, 2000. There was also a $5.9 million mark-to-market credit booked for the quarter. This credit which represents Seneca's mark-to-market exposure for no cost collars is required by Statement of Financial Accounting Standards (SFAS) 133.

          Seneca's exploration and development drilling programs posted positive results this quarter. Seneca drilled a total of 53 gross wells this quarter: 30 in the U.S. and 23 in Canada. Ten exploratory wells were drilled, of which five were successful, and 43 development wells were drilled, of which 43 were successful, providing a total success rate of 90% in the first quarter.

          Results from Seneca's California properties continued to build upon increases experienced in previous quarters. Development at Midway-Sunset field included drilling 19 new wells. California's monthly production for the quarter increased to 306,400 barrels of oil equivalent (BOE) from 290,500 BOE in the first quarter of last year. The steam flood project being installed at the North Lost Hills property will begin operations this month using natural gas produced from the lease. * This will initiate production from 25 wells which were too cold to produce. *

          As previously announced on December 11, 2000, Seneca discontinued its steaming operations in the Midway Sunset Field and sold the natural gas used in those operations on the open market. To date, Seneca has noticed a 200 BBL per day decrease due to lack of steaming. Management is reviewing the production loss versus the steaming costs and will reinitiate steaming when the prices warrant. *

          Seneca's California production has not been significantly impacted by the California electric crisis. While Seneca has lost only three days of gas production in January 2001, due to a processing plant shutdown because of a lack of electrical power, all of the oil wells continue to produce.

          Seneca's Canadian subsidiary, National Fuel Exploration Corp., continued its drilling program in the first quarter. A total of 23 wells were drilled with a success rate of 83%. The exploration and development drilling program for 2001 is on schedule, and more than 70 wells are planned. * National Fuel Exploration's second exploratory well, drilled in the Seal area near our previously announced discovery, was successful. The well, identified as 8, 15, 81, 15W5M, encountered 34 of net pay from logs in the Slave Point formation and is currently waiting on completion. In addition, National Fuel Exploration had two new pool discoveries in the Tilston Trend.

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Seneca Resources
First Quarter FY2001 Results
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          Seneca's drilling plans for all of its properties remain on schedule. Currently, Seneca operates four drilling rigs in Canada, two each in California and the Gulf Coast, and one in the Appalachia area. In addition, Seneca has a non-operated interest in two wells currently being drilled in the Gulf Coast area.

          Seneca's hedging position for the remainder of fiscal 2001 is as follows: remaining oil hedges include 4.4 million barrels of oil (MMBBL) hedged at an average price of $21.43 per BBL; and gas hedges include 22.1 billion cubic feet (BCF) hedged at an average price of $3.82 per MCF. This average gas price is higher than previously reported because now the ceiling price for no-cost collars was used to compute the average price, rather than the floor price. This provides a more accurate representation of current market conditions. (See the Hedging Summary on the last page of this release.)

          The Company will host a conference call on Monday January 29, 2001 at 9:00 a.m. (Eastern Time) to discuss this announcement. There are two ways to access this call; first you may go to the Company's home page at its Internet Web site http://www.nationalfuelgas.com and click on the words "Conference Call"; and second, for those without Internet access, a toll free number may be used. Please call 1-888-455-5419 and use the passcode "National Fuel" to listen to the live call. For those unable to listen to the live broadcast, a replay will be available at the above-mentioned Internet Web site beginning about one hour after the call. In addition, the call will be recorded and a toll-free replay will be available for playback by telephone approximately one hour after the call is completed at 1-800-944-2125.

          National Fuel is an integrated energy company with $3.5 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Seneca Resources Corporation, headquartered in Houston, Texas, explores for and produces natural gas and oil in the lower 48 States, the Gulf of Mexico and in Canada. Additional information about National Fuel is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:           Margaret M. Suto   (716) 857-6987

Media Contact:              Julie Coppola Cox    (716) 857-7079

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Seneca Resources
First Quarter FY2001 Results
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*  This sentence contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While such expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, actual results may differ materially from those expressed in the forward looking statements. Furthermore, such statements speak only as of the date on which they are made, and neither National Fuel Gas Company nor Seneca undertakes any obligation to update such statements to reflect events or circumstances after the date on which they are made or to reflect the occurrence of unanticipated events. In addition to other factors, the following are important factors that could cause actual results to differ materially from those in the forward-looking statements: Changes in economic conditions, demographic patterns and weather conditions; changes in the availability or price of natural gas and oil; significant changes in competitive factors affecting the Company; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays; occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate existing and any subsequently acquired properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; changes in the availability and/or price of derivative financial instruments; changes in the price of natural gas or oil and the related effect given the accounting treatment or valuation of these financial interests; inability of the various counterparties to meet their obligations with respect to the Company's financial instruments; and/or regarding foreign operations - changes in foreign trade and monetary policies, laws and regulations related to foreign operations, political and governmental conditions, inflation and exchange rates, taxes and operating conditions; significant changes in the Company's relationship with its employees and the potential adverse effects if labor disputes or grievances were to occur; or changes in accounting principles or application of such principles to the company.

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Seneca Resources
First Quarter FY2001 Results
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                                                             1st Quarter Results
                                                  2001              2000        % Change
Financial Results
 (in millions of dollars)
   Revenue                                       $101.3             $50.0           102%
   Operating Expenses                             $51.1             $29.5            73%
   EBITDA                                         $70.6             $36.0            96%
   Operating Income                               $50.2             $20.5           145%
   Net Income                                     $23.0              $8.0           187%

Operating Performance Statistics
   Production (Bcfe)                               19.7              16.2            21%

Operating Performance
   General & Administrative
     Expense/Mcfe                                  $0.30             $0.15          100%
   Lease Operating
     Expense/Mcfe                                  $0.75             $0.48           56%
   Depreciation Depletion
     & Amortization/Mcfe                           $1.04             $0.96            8%

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Seneca Resources
First Quarter FY2001 Results
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Commodity Prices (Before Hedging)
   Avg. Oil Price/barrel                          $28.31            $21.06           34%
   Avg. Gas Price/Mcf                              $6.10             $2.64          131%

Commodity Prices (After Hedging)
   Avg. Oil Price/barrel                          $23.03            $17.39           32%
   Avg. Gas Price/Mcf                              $3.74             $2.62           43%

Hedging Summary (remaining nine months of fiscal 2001)
   SWAPs                     Volume                    Average Hedge Price
   Oil                       2.83 MMBBL                $20.99/BBL
   Gas                       16.7 BCF                  $3.22/MCF

   No-cost Collars           Volume                    Floor Price           Ceiling Price
   Oil                       1.53 MMBBL                $22.26                $29.22
   Gas                       5.4 BCF                   $3.86                 $5.69